Exhibit 10.20

(Date)

(Name and Address)

Dear            :

Stanley Furniture Company, Inc. (the “Company”) makes this restricted stock grant (the “Grant”) to you pursuant to its 2012 Incentive Compensation Plan (the “Plan”).

This Grant incorporates the terms of the Plan and in the case of any conflict between the Plan and this Grant, the terms of the Plan will control.

1.         Shares. ___________ shares of Company Stock (the “Restricted Stock”) are awarded to you on ____________ (“Date of Grant”), subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Grant.

            2.         Vesting.  Except as provided in Paragraphs 3, 4, 5 or 6, one hundred percent (100%) of the shares of Restricted Stock awarded under this Agreement will vest on ___________ (the “Vesting Date”).

            3.         Forfeiture.  Except as provided in Paragraph 4, you will forfeit any and all rights in the Restricted Stock if your employment with the Company or a subsidiary terminates for any reason prior to the Vesting Date.

            4.         Death, Disability, Change in Control.  Notwithstanding the provisions of Paragraph 3, your shares of Restricted Stock will be fully vested in the event of a Change in Control as defined in the Plan occurring after the Date of Grant or upon your death or Disability as defined in the Plan, if you are employed by the Company on the relevant date.

5.         Dividends.

            (a)        Dividends. You will be entitled to dividends or other distributions paid or made on Restricted Stock but only as and when the Restricted Stock to which the dividends or other distributions are attributable become vested.  Dividends paid on Restricted Stock will be held by the Company and transferred to you, without interest, on such date as the Restricted Stock becomes vested.  Dividends or other distributions paid on Restricted Stock that is forfeited shall be retained by the Company.

(b)        Unfunded Liability. The Company’s obligation under this Paragraph 5 shall be an unfunded and unsecured promise to pay.  The Company shall not be obligated under any circumstances to fund its financial obligations under this Paragraph 5 prior to the date any dividends become payable pursuant to the terms of this Award.  All dividends on Restricted Stock will remain general assets of the Company subject to the claims of its general creditors.  This Award does not give you any ownership interest in the assets of the Company, and all rights of ownership in the accumulated dividends attributable to Restricted Stock shall be solely those of an unsecured general creditor of the Company.

6.  Other Terms and Conditions.

                        (a)        Nontransferability. The shares of Restricted Stock are not transferable and are subject to a substantial risk of forfeiture until the shares of Restricted Stock are vested.

(b)        Stock Power.  As a condition of accepting this award, you hereby assign and transfer the shares of Restricted Stock granted pursuant to this Agreement to the Company, and hereby appoints the Company as attorney to transfer said shares on its books.

                        (c)        Custody of Shares.  The Company will retain custody of the shares of Restricted Stock.

                        (d)       Shareholder Rights.  You will have the right to vote the shares of Restricted Stock awarded under Paragraph 1, both vested and unvested.

(e)        Delivery of Shares.   As soon as administratively feasible after the Vesting Date or after Restricted Shares have become vested due to the occurrence of an event described in Paragraph 4, the Company will deliver to you (or in the event of your death, your Beneficiary) the appropriate number of shares of Company Stock.  The Company will also cancel the stock power covering such shares.  If you have not designated a beneficiary, your spouse, if any, and if none your estate shall be the beneficiary.

(f)        Withholding of Taxes.  No Company Stock will be delivered until you (or your beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the you and the Company have made satisfactory arrangements for the payment of such taxes.  Unless you make an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes.  As an alternative to the Company retaining shares, you or your beneficiary may elect to (i) deliver shares of Company Stock (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.  Fair Market Value will be determined based on the closing price of Company Stock on the business day immediately preceding the date the Restricted Stock shares become vested.

(g)        Fractional Shares.  Fractional shares of Company Stock will not be issued.

                        (h)        No Right to Continued Employment.  This Restricted Stock Award does not confer upon the Participant any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Participant's employment at any time.

                        (i)         Change in Capital Structure.  The number and fair market value of shares of Restricted Stock awarded by this Agreement shall be automatically adjusted as provided in Section 13 of the Plan if the Company has a change in capital structure.

                        (j)         Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, other than its choice of law provisions.

                        (k)        Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.  All references in this Agreement to the Plan shall mean the plan as in effect on the Date of Grant.

                        (l)         Participant Bound by Plan.  By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the Prospectus and Plan document and agrees to be bound by all the terms and provisions thereof.

                        (m)       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and any successors of the Company.

STANLEY FURNITURE COMPANY, INC.

By: Micah S. Goldstein
Its: Chief Operating and Financial Officer